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                                                         Exhibit 99-A(5)(d)


SINGLE LIFE TERM INSURANCE AGREEMENT

This agreement is a part of the policy to which it is attached; it is subject to all its terms and conditions.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides level one-year term insurance on the life of the person insured under this agreement and named on page 1.

WHAT IS THE AMOUNT OF THE INSURANCE?

The amount of insurance is the face amount shown on page 1.

WHAT IS THE PREMIUM FOR THIS AGREEMENT?

The annual premiums for this policy are shown on page 1. The premiums for this agreement will increase each year as described by the schedule on page 1. If this agreement terminates, the total annual premium for this policy will be reduced by the premium for this agreement.

There are two tables of premiums for this agreement. The first table shows premiums based on our experience at the time this agreement was issued. As long as our experience on insurance of this type remains the same, these are the premiums we will bill you. If our experience changes, the premiums we bill you may be higher or lower. However, we will never bill you for a premium higher than those shown in the second table. Those premiums are called guaranteed premiums.

WHEN AND TO WHOM WILL WE PAY THE DEATH BENEFIT FOR THIS AGREEMENT?

We will pay the death benefit for this agreement if we receive proof satisfactory to us that the insured died while this agreement is in effect. We will pay the death benefit to the beneficiary designated for this agreement, if living at the time of the insured's death. If the designated beneficiary is not living, the proceeds will be paid to you, if living, or to your estate.

CAN THIS AGREEMENT BE RENEWED?

Yes. You may renew this agreement for additional one-year term periods, provided;

(1)  the insured's age on the date of renewal is not greater than age 94; and

(2) we receive payment in our home office of the amount shown in the table of Renewal Premiums on page 1 for the date of renewal. We must receive the renewal premium in our home office within 31 days from the date the insurance provided by this agreement terminates.


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CAN YOU CONVERT THE TERM INSURANCE PROVIDED BY THIS AGREEMENT?

The term insurance provided by this agreement may be converted to a new policy. As long as the insured's age is not greater than age 65, and as long as we are not waiving premiums for this policy under a Waiver of Premium Agreement, you may convert this insurance at any time.

We will require evidence of insurability on the insured satisfactory to us only if the new policy is to contain an additional benefit agreement.

The new policy must be a Whole Life policy on the policy form we are then issuing and must be within the issue and amount limits for that policy form. The face amount of the new policy cannot exceed the amount of the insurance provided by this agreement as shown on page 1 of this policy. The new policy will be issued as of the date of the termination of this agreement and will be on a form and at a premium rate then used for the insured's age on that date. If this policy contains a Waiver of Premium Agreement, a Waiver of Premium Agreement on a form we are then issuing may be included in the new policy without evidence of insurability. The new policy will not cover any disability commencing before the date of conversion.

Application for the new policy and payment of the first premium must be received at our home office within 31 days after the insurance provided by this agreement terminates.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISION OF THE POLICY?

Yes. Those provisions apply to this agreement. The contestable and suicide periods will be measured from the effective date of this agreement.

WILL THIS AGREEMENT INCREASE YOUR POLICY VALUES?

This agreement will not increase the policy values of this policy.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on the earliest of:

(1) the date any premium due for this policy remains unpaid at the end of the grace period; or

(2)  the date this policy is surrendered or terminates; or

(3)  the date this policy is continued as extended term insurance; or

(4)  the date when this agreement can no longer be renewed; or

(5) the date all or a portion of the insurance provided by this agreement is converted to a new policy; or

(6)  the date we receive your written request to cancel this agreement, or


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(7)  the policy anniversary nearest the insured's 95th birthday.

This agreement is effective as of the original policy date unless a different effective date is shown here.

President

Secretary





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